BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street

New York, New York 10286

May 23, 2024

Dreyfus Treasury Obligations Cash Management

240 Greenwich Street
New York, New York 10286

Re: Fee Waiver and Expense Limitation

To Whom It May Concern:

Effective May 31, 2024, BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of Dreyfus Treasury Obligations Cash Management (the "Trust"), as follows:

Until May 31, 2025, BNYM Investment Adviser will waive receipt of a portion of its management fee in the amount of .03% of the value of the fund's average daily net assets. On or after May 31, 2025, BNYM Investment Adviser may terminate this waiver agreement at any time.

Until May 31, 2025, BNYM Investment Adviser will waive receipt of its fees and/or assume the direct expenses of the fund so that the direct expenses of the fund's Service shares (excluding taxes, brokerage commissions and extraordinary expenses) do not exceed 1.01%. On or after May 31, 2025, BNYM Investment Adviser may terminate this expense limitation agreement at any time.

Until May 31, 2025, BNYM Investment Adviser will waive receipt of its fees and/or assume the direct expenses of the fund so that the direct expenses of the fund's Wealth shares (excluding taxes, brokerage commissions and extraordinary expenses) do not exceed .47%. On or after May 31, 2025, BNYM Investment Adviser may terminate this expense limitation agreement at any time.

This Agreement may only be amended by agreement of the Trust, upon the approval of the Board of Trustees and BNYM Investment Adviser, to lower the net amounts shown and may only be terminated prior to May 31, 2025, in the event of termination of the Management Agreement between BNYM Investment Adviser and the Trust.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ James Windels

     James Windels

        Treasurer

Accepted and Agreed To:

DREYFUS TREASURY OBLIGATIONS CASH MANAGEMENT

By: /s/ Deirdre Cunnane

        Deirdre Cunnane

        Assistant Secretary